Exhibit 10.1

February 21, 2023

PERSONAL AND CONFIDENTIAL

Abraham Ceesay

Re: Separation Agreement

Dear Abe:

This letter confirms your separation from employment with Cerevel Therapeutics, LLC (together with parent and subsidiary entities, the “Company”). This letter also proposes an agreement between you and the Company (the “Agreement”) under which you would receive severance benefits from the Company.

Regardless of whether you sign the Agreement below, the following bulleted terms and conditions apply in connection with the ending of your employment:

•
The Company shall pay you, at the applicable time, your “Final Compensation” (as such term is defined in the Employment Agreement, by and between you and the Company, dated April 13, 2021 (the “Employment Agreement”)) and as applicable here, i.e. (i) your Base Salary ($532,118) for the final payroll period of your employment, through the Separation Date (as defined below); and (ii) reimbursement, in accordance with Section 2(f) of the Employment Agreement, for business expenses incurred by you but not yet paid to you as of the Separation Date, provided that you submit all expenses and supporting documentation required within thirty (30) days of the Separation Date, and provided further that such expenses are reimbursable under Company policies then in effect.

•
The Company shall provide you with the opportunity to continue group health coverage under the law known as “COBRA”, subject to your COBRA eligibility as applicable. You will be notified by separate cover of your rights under COBRA.
•
Except as expressly provided in this Agreement and under COBRA, your employee benefits shall terminate (if they have not earlier terminated) as of the Separation Date, as provided in the Employment Agreement and/or the applicable employee benefit plans.

•
You are subject to continuing obligations under Section 3 and 5(e) of the Employment Agreement and the Restrictive Covenant Agreement (as such term is defined in the Employment Agreement), including, without limitation, your obligation to refrain from soliciting Company employees and customers for 24 months following the Separation Date and disclosing or using Confidential Information (as defined in the Restrictive Covenant Agreement) at any time (along with any other confidentiality, restrictive covenant and other ongoing obligations you have to any of the Releasees (as defined below), and except as waived herein, the “Ongoing Obligations”).

•
The Company granted you options to purchase an aggregate of 695,820 shares of the Company’s common stock and an aggregate of 29,083 restricted stock units pursuant to the Company’s 2020 Equity Incentive Plan and applicable award agreements (the “Equity Documents”), of which 599,764 remain unexercised as of the date hereof. As of the expected Separation Date of March 9, 2023, of these unexercised options, options to purchase an aggregate of 138,242 shares have vested and are exercisable under the Equity Documents (the “Vested Options”), and options to purchase an aggregate of 461,522 shares and 29,083 restricted stock units are unvested. The exercise of any Vested Options shall be subject to the terms of the

Cerevel Therapeutics, LLC • 222 Jacobs Street, Suite 200 • Cambridge, MA 02141 • cerevel.com

Equity Documents, including, without limitation, the time limits on exercise (as amended hereby). Any awards that remain unvested shall become null and void as of the Separation Date.

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. With those understandings, you and the Company agree as follows:

1.
Separation Date

Provided you enter into and comply with this Agreement, the Company will continue to employ you until March 9, 2023, unless, prior to that date, (i) you resign from your employment for any reason; or (ii) the Company terminates your employment due to your material breach of this Agreement or any Ongoing Obligation; or (iii) your employment is terminated for “Cause” as defined in in your Employment Agreement ((i), (ii) or (iii), a “Specified Termination”). Subject to the foregoing sentence, the actual last date of your employment with the Company, whether it is March 9, 2023 or an earlier date, is the “Separation Date.”

You acknowledge and agree that you have received adequate notice of your termination under the Employment Agreement and that the Company has no further notice obligations under the Employment Agreement.

2.
Severance Benefits

Provided you (i) enter into and comply with this Agreement and (ii) do not experience a Specified Termination prior to March 9, 2023 (collectively, the “Severance Conditions”), you will be eligible for the following “Severance Benefits”:

(a)
Waiver of Signing Bonus Repayment. The Company shall waive any right to recovery of fifty percent (50%) of the Signing Bonus (as such term is defined in the Employment Agreement).
(b)
Extension of Option Exercise Period. Notwithstanding anything to the contrary in the Equity Documents (which provide that any vested stock options may be exercised for a period of three months from the date of termination), you shall have a period of six months from the Separation Date to exercise any Vested Options, and this agreement shall be deemed to amend the Equity Documents accordingly.
3.
Release of Claims

In consideration for, among other terms, the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, managers, members, partners, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•
relating to your employment by and termination of employment with the Company;
•
of wrongful discharge or violation of public policy;
•
of breach of contract;
•
of defamation or other torts;
•
under the Employment Agreement;
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and M.G.L. c. 151B);
•
under any other federal or state statute;

•
for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and
•
for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement and the vested equity rights under the Equity Documents, any claim or right you may have under COBRA, any claim or right you may have for unemployment insurance or workers’ compensation benefits, any claims to enforce this Agreement, any claims that cannot be waived as a matter of law, and/or any claim or right that may arise after the execution of this Agreement.

You acknowledge and represent that, except as expressly provided in this Agreement, the Company has paid or provided, and/or you are not otherwise owed, any and all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, any notice of termination under the Employment Agreement, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you. You specifically represent that you are not due to receive any commissions or other incentive compensation from the Company.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

4.
Resignation from Other Positions

You agree that, effective as of the Separation Date, you have resigned from any other position you occupy at the Company or any Company affiliate, including, without limitation, as an officer of the Company and any Company affiliate, and will execute such documents and take such actions as the Company reasonably requires in good faith to effectuate such resignations.

5.
Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

6.
Unemployment Insurance

If you apply to the Massachusetts Department of Unemployment Assistance for unemployment compensation benefits under state law, the Company shall not dispute your eligibility for such benefits. This shall not affect the Company’s obligation to respond truthfully to governmental agency requests for information related to unemployment compensation eligibility.

7.
Ongoing Obligations

You hereby acknowledge and agree that the Ongoing Obligations remain in full effect and are incorporated by reference herein, provided that the Company hereby waives the 12-month post-employment noncompetition provision under Section 3.2 of the Restrictive Covenant Agreement and shall not be obligated to make any Garden Leave Pay (as defined therein).

8.
Return of Property

You confirm that, to the best of your knowledge, you have returned or will return to the Company all Company property, including, without limitation, passwords, account access, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

9.
Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

10.
Communications Concerning Your Separation

Your separation from the Company will be announced by the Company on or around February 22, 2023. You will be provided the opportunity to review and provide reasonable comments on the relevant portion of the Company’s draft Form 8-K and on any applicable press release the Company decides to issue (collectively, the “Communications”), provided that such comments do not unreasonably delay finalizing the Communications and are otherwise reasonably acceptable to the Company.

To the extent that a potential employer requests a reference concerning you from the Company’s Chief Executive Officer or Chief Human Resources Officer, the Company will only confirm your dates of employment and last job title. If asked about the circumstances of your separation from employment with the Company, you shall state that you resigned and shall not make any further comment about your employment separation.

11.
Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

12.
Defend Trade Secrets Act Notice

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.
Other Provisions
(a)
Termination and Return of Payments; Certain Remedies. If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate and/or enforce the return of its non-wage payments to you or for your benefit under this Agreement. The termination and/or return of such payments in the event of your breach will not affect your continuing obligations under this Agreement. Without limiting the Company’s remedies hereunder, if the Company prevails in any action to enforce this Agreement, then you shall be liable to the Company for reasonable attorneys’ fees and costs incurred by the Company in connection with such action.
(b)
Enforceability; Taxes. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.
(c)
Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
(d)
Jurisdiction; Governing Law; Interpretation. You and the Company hereby agree that the state and federal courts of Massachusetts located in Boston shall have the exclusive jurisdiction to consider any matters related to this Agreement, including, without limitation, any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts, you acknowledge that venue in such courts is proper and you and the Company waive any right to a jury with respect to such court action. This Agreement shall be interpreted and enforced under the laws of Massachusetts, without regard to conflict of law principles.
(e)
Entire Agreement. This Agreement, the Ongoing Obligations (which are incorporated herein by reference) and the Equity Documents constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company.
(f)
Time for Consideration; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Agreement, and you acknowledge that you have in fact done so. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) business day revocation period (the “Revocation Period”). This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends (the “Effective Date”).

(g)
Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

Cerevel Therapeutics, LLC

By: /s/ N. Anthony Coles _______________ 2/21/2013_____________________

N. Anthony Coles, MD Date

Chief Executive Officer

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Abraham Ceesay________________________ 2/21/2023_____________________

Abraham Ceesay Date